EXHIBIT 99.1

IR CONTACT:	Kate Patterson	MEDIA CONTACT:	Brigitte Engel
	Websense, Inc.		Websense, Inc.
	(858) 320-8072		(858) 320-9270
	kpatterson@websense.com		bengel@websense.com

N E W S   R E L E A S E

Websense Preliminary Billings and Revenue at Record Levels for Fourth Quarter and Fiscal Year

SAN DIEGO, January 11, 2005—Websense, Inc. (NASDAQ: WBSN), in conjunction with the beginning of its annual worldwide sales meetings, today announced that fourth quarter billings are expected to be approximately $51.7 million, approximately $3.7 million above the high end of previously issued company guidance. For the year, billings are expected to total more than $150 million, an increase of approximately 35 percent from 2003. Billings represent the full amount of subscription contracts billed to customers during the quarter, and are a measure of current demand for the company’s products.

Fourth quarter revenue is expected to be approximately $31.5 million, exceeding previously issued guidance of $30 to $31 million.  Based on fourth quarter results, revenue for the year is expected to be approximately $111.7 million, an increase of more 36 percent from 2003.

“I am extremely pleased with our fourth quarter and full year top-line results, and wish to congratulate all of our salespeople and resellers on their outstanding performance and thank our customers for their continued commitment to Websense solutions,” said John Carrington, Websense chairman and chief executive officer. “Websense, in partnership with its worldwide reseller and distributor community, continued to redefine the employee Internet management (EIM) market in 2004 as we surpassed the $150 million billings milestone.”

Final audited GAAP results for the fourth quarter and fiscal year will be released after the market close on Wednesday, January 26 and management will discuss the results in a conference call and simultaneous webcast at 2:00 p.m. Pacific Time on the same day. To participate in the call, investors should dial (800) 289-0496 (domestic) or (913) 981-5519 (international) ten minutes prior to the scheduled start of the call. Additionally, a live audio-only webcast of the call may be accessed via the internet at www.websense.com/investors.

An archive of the webcast will be available on the company’s website through March 31 and a taped replay of the call will be available for one week at (888) 203-1112 or (719) 457-0820, passcode 985154.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of preliminary billings and preliminary, unaudited deferred revenue for the fourth quarter of 2004 is set forth at the end of this release.  A reconciliation to audited deferred revenue will be available on the company’s website when final GAAP financial results are released on January 26, 2005.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimizes the use of IT resources and mitigates legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance, including estimates of billings and revenue; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

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Websense, Inc.

Reconciliation of Preliminary Billings to Estimated Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance September 30, 2004	$112,186
Approximate fourth quarter 2004 billings	51,700
Approximate fourth quarter 2004 revenue recognized	(31,500)
Estimated fourth quarter 2004 deferred revenue	$132,386